EXHIBIT 21

KEYCORP

SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2003

Jurisdiction
of Incorporation
Subsidiaries[a]	or Organization	Parent Company

Key Bank National Association	United States	KeyCorp
Key Bank USA, National Association	United States	KeyCorp

[a]	Subsidiaries of KeyCorp other than KeyBank National Association and Key Bank USA, National Association are not listed above since, in the aggregate, they would not constitute a significant subsidiary. KeyBank National Association and Key Bank USA, National Association are 100% owned by KeyCorp.